EXHIBIT 10.4

                               eMarketplaces, Inc.
                               18 West 18th Street
                            New York, New York 10011
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iTract, LLC
18 West 18th Street
New York, New York 10011
Attn: Kevin Kerzner, Vice President

                                                         As of September 1, 1999

                    re: Agreement on use of the iTract System

Dear Kevin:

         The following sets forth the terms of the understanding between eMarketplaces, Inc. ("EMI") and iTract, LLC ("iTract") relating to the utilization by EMI of the iTract System described below.

1. General. EMI currently utilizes an electronic directed marketing system ("Old EDM System") to offer goods and services to its customers. EMI and iTract hereby agree, on the terms and conditions set forth below, to replace for Miller Freeman's Merchandise- OnlineTM and George Little Management's GLM MarketplaceTM and all future marketplaces, EMI's Old EDM System with the proprietary iTract marketing system ("iTract System"). EMI and iTract personnel shall promptly coordinate their efforts in order for the iTract System to be fully operational for EMI on or by January 1, 2000. The term of this Agreement is for a period of three (3) years, through August 31, 2002.

2. Use of iTract System. EMI will provide use of the iTract System as part of its standard package to its members. Among the iTract System features to be included in the standard package are: (i) basic unlimited email, subject to a maximum of 1,000 emails per use per mailing; (ii) one thousand (1,000) free fax pages; and (iii) address book functionality.

3. Special EMI Marketing Rates. EMI will maintain a separate user identification account number to utilize the iTract System for its PR press releases and other electronic marketing campaigns. EMI will be charged the discount rate for usage set forth on Schedule A for EMI members.

4. Promotion. EMI shall use its best efforts to promote the iTract System to each EMI marketplace, and, without limiting the generality of the foregoing, will take all action necessary to fully and finally effect the integration of the iTract System with Miller

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         Freeman's Merchandise-OnlineTM, George Little Management's GLM
         MarketplaceTM and other future EMI marketplaces (including trade show hosts with which it may contract from time to time) in order to further promote the iTract System. EMI and iTract shall also work together on marketing and advertising campaigns. Additionally, EMI shall, at its expense, promote and market the iTract System in its general marketing material and on its website in a manner mutually acceptable to the parties.

5. Private Labeling. iTract shall produce for EMI, at cost plus a mutually agreed upon licensing fee from EMI, a special private label version ("Special Version") of the iTract System for Miller Freeman's Merchandise-OnlineTM and George Little Management's GLM MarketplaceTM, and for all future EMI marketplaces, which is to be made available only to non-marketplace members.

6. Consideration. In consideration for installing and maintaining the iTract System and supplying the iTract System services, iTract shall receive the following:

         (a) a base fee of $44.63 from EMI for each EMI member using the iTract System that is not a marketplace member of Miller Freeman's Merchandise-OnlineTM and George Little Management's GLM MarketplaceTM or any other future EMI marketplaces;

         (b) usage fees from EMI marketplace and non-marketplace members, based upon the rates set forth on Schedule A attached hereto, which may vary from time to time, but shall in all events be discounted by at least ten (10%) percent from generally advertised usage rates charged by iTract to retail customers.

7. Confidentiality. Each of the parties hereto is herewith executing and delivering a Confidentiality Agreement relating to the relationship described herein.

8. Representations and Warranties. Each party hereto represents and warrants that it has the authority to enter into this Agreement and to carry out the terms and conditions hereof, and that this agreement is not in violation of any other agreement to which it is a party.

9. Further Assurances. Each party shall take all actions reasonably requested by the other party in order to effectuate the purposes and intent of this agreement.

10. Indemnification. Each party hereby agrees to indemnify and hold harmless the other party from and against any and all damages or deficiencies resulting from: (a) any misrepresentation or non-fulfillment of any covenant or agreement on its part to be performed contained in this agreement; and (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs or expenses incident to proceedings or investigations or to the defense of any claims related to any of the foregoing.

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11.      Miscellaneous.

         (a) This agreement represents the entire and final agreement with respect to matters contemplated herein and supersedes any prior oral or written representations, warranties, covenants, agreements or undertakings by either party of any nature whatsoever with respect to the subject matter hereof. This agreement shall not be amended to any extent except by a writing executed by the parties.

         (b) A waiver of any breach of any provision of this agreement must be in writing and shall not constitute or operate as a waiver of any other breach of such provision or of any other provisions, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereunder.

         (c) If any provision of this agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this agreement, and this agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

iTract, LLC                              eMarketplaces, Inc.


By: /s/ Kevin Kerzner                    By: /s/ Avi Dahan
    --------------------------------        ------------------------------------
       Kevin Kerzner, Vice President         Avi Dahan, Executive Vice President

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                                   Schedule A

I.       ITRACT FEES
A.       Monthly System Maintenance Fee
         EMI to pay $5,000 monthly maintenance fee. First year to be prepaid within thirty (30) days of the signing of this Agreement.

B.       License Fee
         Each EMI Marketplace shall pay a license fee of $100,000. The license fee shall not be payable directly in cash, but shall be payable instead only out of waiver of commissions due to EMI from Itract based upon the EMI Commission Schedule set forth in Section II below.

C.       Member Pricing
                  Faxes
         1-100,000------$.1125
         100,000-250,000-----$.1050
         250,000+-------$.098

                  E-Mails
                  -------
         Packages of 10,000 E-Mails - $.02

D.       Non-Member Rates
         Non-Member rates shall be equal to regular Itract Customer Rates (See Schedule B)


II       EMI ROYALTY COMMISSION SCHEDULE
         Subject to the terms of Section Ib above, each EMI Marketplace shall be entitled to a royalty commission on revenues earned by Itract arising out of the services provided by Itract to such Marketplace under this Agreement.

         Royalties and pricing subject to modification, upon thirty (30) days written notice based upon changes in business conditions as determined Itract Senior executives and agrees upon by eMarketplaces.

         Agreement as follows:
         (a) $.0025 per e-mail.
         (b) $.0025 per fax.